Zymeworks Provides Corporate Update and
Reports Fourth Quarter and Full Year 2024 Financial Results

•First-in-human global studies initiated for ZW191, an antibody-drug conjugate (ADC) engineered to target folate receptor-⍺ (FR⍺) and ZW171, a bispecific 2 + 1 T cell engager (TCE) targeting mesothelin
•Acceleration of the planned investigational new drug (IND) application to mid-2025 for ZW251, an ADC engineered to target glypican-3 (GPC3)
•U.S. Food and Drug Administration (FDA) granted accelerated approval of Ziihera® (zanidatamab-hrii) for the treatment of adults with previously-treated, unresectable or metastatic HER2-positive (HER2+) (IHC 3+) second-line biliary tract cancer (BTC)
•Reported $324.2 million in cash resources as of December 31, 2024, which when combined with certain anticipated regulatory milestone payments, provides a projected cash runway into 2H-2027
•Will host conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, British Columbia (March 5, 2025) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, including cancer, inflammation, and autoimmune disease, today reported financial results for the fourth quarter and year ended December 31, 2024 and provided a summary of recent business highlights.

“We significantly advanced our wholly-owned product pipeline during 2024, most notably with the initiation of first-in-human studies for ZW191 and ZW171, both designed to address critical needs for patients in the treatment of solid tumors,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. “In addition, we anticipate the IND submission for ZW251, an antibody-drug conjugate targeting GPC3, to be accelerated to mid-2025 due to a reprioritization of resources within our product pipeline. These development milestones highlight our commitment and progress in developing next-generation multifunctional biotherapeutics that address unmet medical needs and improve patient outcomes.”

Galbraith continued, “Turning to our most advanced partnered product, Ziihera® (zanidatamab-hrii) achieved a major milestone with its accelerated approval and launch for HER2-positive biliary tract cancer. With initial uptake in biliary tract cancer in the US, we look forward to reporting on the outcomes of pending regulatory actions in the European Union and China in 2025 with our partners

Jazz Pharmaceuticals and BeiGene, as well as the top-line results from the HERIZON-GEA-01 study of Ziihera® expected in 2H-2025.”
Recent Developments
Wholly-Owned Programs
ZW191. In November 2024, we announced that the first patient has been dosed in our first-in-human Phase 1 trial (NCT06555744) to evaluate the safety and tolerability of the investigational therapy ZW191 in the treatment of advanced FR⍺-expressing solid tumors including ovarian, endometrial, and non-small cell lung (NSCLC) cancers. The Phase 1 trial is a two-part, multi-center, global study that aims to enroll 145 adult patients with advanced FR⍺-expressing cancers. We are currently enrolling patients at investigator sites in North America, Europe, and the Asia-Pacific region. Recruitment in the dose escalation portion of the study remains ongoing to evaluate the safety and tolerability of ZW191 in patients with advanced ovarian, endometrial, and NSCLC cancers, with secondary endpoints assessing pharmacokinetics and confirmed objective response rate.

ZW171. In November 2024, at the annual Society for Immunotherapy of Cancer (SITC) Conference we shared a poster presentation titled “Mechanistic QSP modeling and translational strategy for determining a First-In-Human dose for ZW171, a bispecific 2+1 T cell engager (TCE) molecule targeting mesothelin and CD3” (Abstract #: 1062), which demonstrates how a Quantitative System Pharmacology (QSP) model was developed for ZW171 using in vitro data, pharmacokinetics (PK) data from cynomolgus monkey, and literature data (e.g., CD3 receptors per T cells, number of T cells in central and peripheral compartments, and clinical PK data of mesothelin-targeting TCE) to facilitate the selection of the ZW171 starting dose for our Phase 1 clinical study. Recruitment in the dose escalation portion of the clinical study remains ongoing in patients with advanced ovarian and NSCLC cancers.

In December 2024, we hosted an R&D day highlighting continued clinical progress on our solid tumor programs in oncology and expansion into autoimmune and inflammatory diseases (AIID).

Based on our encouraging preclinical results and the unique potential opportunity to help hepatocellular carcinoma patients, we have decided to reprioritize resources for the advancement of ZW251, for which an IND submission is now planned for mid-2025. As a result, we have paused preparations for the commencement of Phase 1 studies of ZW220 at this time. However, we believe ZW220 remains a highly differentiated, IND-ready ADC with encouraging preclinical data and strong commercial rationale with partnership potential. We look forward to providing future updates on the development for ZW220.

“This year, we are advancing another exciting antibody-drug conjugate toward IND submission and Phase 1 clinical studies, leveraging our proprietary ZD06519 payload platform and an optimized antibody framework designed to precisely align with both disease biology and target dynamics,” stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “ZW251 provides a new therapeutic modality option targeting GPC3 for hepatocellular carcinoma and represents an emerging opportunity in oncology that has yet to be fully realized. With a potential best-in-class design and differentiated mechanism, we believe our pipeline presents meaningful opportunities for both strategic partnerships and value creation, and we look forward to initiating a Phase 1 trial for ZW251 this year.”
Zanidatamab Continues to Progress with Initial FDA Approval
In November 2024, the FDA granted U.S. Approval of Ziihera® (zanidatamab-hrii) for the treatment of adults with previously treated, unresectable or metastatic HER2+ (IHC 3+) BTC. Under the terms of the Jazz license and collaboration agreement, we have earned a milestone payment of $25M based on the FDA approval in BTC. We are also eligible to receive up to a further $500M in regulatory milestone payments and up to $862.5M in commercial milestone payments, as well as tiered royalties between 10% to 20% of net sales by Jazz.
Ziihera® net product sales by Jazz were $1.1 million in 2024 and 4Q-2024 after the initial product launch and availability in December 2024 following FDA approval in November 2024. Our royalties from net sales by Jazz have been reflected in our income statement in 4Q-2024.
The Phase 3 HERIZON-BTC-302 confirmatory trial is ongoing to evaluate zanidatamab in combination with standard-of-care therapy versus standard-of-care therapy alone in the first-line setting for patients with HER2+ BTC. Zanidatamab is also being investigated in a number of additional tumor types, including Phase 3 trials in gastroesophageal adenocarcinomas (GEA) and metastatic breast cancer (mBC). The HERIZON-GEA-01 trial is evaluating the potential of zanidatamab plus chemotherapy with or without tislelizumab as first-line treatment for patients with advanced/metastatic HER2+ GEA and top-line progression-free survival data from this study is expected to be available in 2H-2025. The EmpowHER-303 trial is evaluating the potential of zanidatamab in combination with physician’s choice chemotherapy for the treatment of HER2+ mBC for patients who have progressed on, or are intolerant to, previous trastuzumab deruxtecan treatment.
Legacy Collaboration Agreements
In January 2025, we achieved a $14.0 million cash research milestone associated with a clinical milestone under our 2016 platform technology transfer and license agreement with GSK. Under the terms of this agreement, we previously received an upfront technology access fee payment and we remain eligible to receive research, development, and commercial milestone payments of up to $1.1 billion. In addition, we are eligible to receive tiered royalties on worldwide sales.
Financial Results for the Year Ended December 31, 2024
Revenue was $76.3 million in 2024 compared to $76.0 million in 2023. Revenue for 2024 included $25.0 million of milestone revenue from Jazz in relation to the FDA approval of Ziihera® (zanidatamab-hrii) for the treatment of HER2+ BTC, $37.5 million for development support and drug supply revenue from Jazz, $8.0 million of milestone revenue from BeiGene in relation to the acceptance by the CDE of the NMPA in China of the BLA for zanidatamab for 2L treatment of HER2+ BTC, $2.5 million of milestone revenue from GSK in relation to the sequence pair nomination under the 2016 licensing agreement, $3.0 million from BeiGene for drug supply and other research support payments, and $0.2 million from other partners for research support and other payments. Revenue for 2023 included $71.5 million for development support and drug supply revenue from Jazz, $1.6 million from BeiGene for drug and other research support payments, and $2.9 million from our other partners for research support and other payments.
Research and development expense was $134.6 million in 2024 compared to $143.6 million in 2023. The decrease in research and development expense was primarily due to a decrease in expenses for zanidatamab as a result of transfer of responsibility for this program to Jazz, and a decrease in expenses for ZW171 and ZW191 as the majority of manufacturing and IND enabling studies were completed in 2023 prior to filing of IND applications in 2024. This decrease was partially offset by an increase in manufacturing and IND enabling supporting activities for ZW220 and ZW251 and other preclinical and research activities. Stock-based compensation expense increased primarily due to new grants during 2024 and a lower expense in 2023 as a result of the cancellation and modification of awards in respect of employees transferred to Jazz.
General and administrative expense was $61.5 million in 2024 compared to $70.4 million in 2023. The decrease in general and administrative expense was primarily due to a decrease in external consulting expenses for information technology, legal fees, and other expenses for advisory services, insurance and depreciation and amortization expenses compared to 2023. This was partially offset by costs incurred due to the termination of our long-term facility lease in Seattle in 2024 and an increase in stock-based compensation expense over 2023, primarily due to new grants during 2024 and reversal of compensation expense for options cancellations and modifications in 2023.
In 2024, we recorded a non-cash impairment charge of $17.3 million as a result of our decision to discontinue the zanidatamab zovodotin clinical development program which utilized the technology represented by acquired in-process research and development assets.
Other income, net was $20.5 million in 2024 compared to $18.8 million in 2023. Other income, net for 2024 included $19.9 million of interest income and $0.8 million of foreign exchange gains, partially offset by other miscellaneous charges. Other income, net for 2023 included $19.7 million of interest income and $0.3 million of miscellaneous income, partially offset by $1.2 million of foreign exchange losses.
Income tax expense increased by $6.7 million in 2024 compared to 2023, primarily due to an increase in U.S. taxes under the Subpart F income rules and due to an increase in deferred income tax expense due to changes in net deferred tax assets and liabilities and the valuation allowance in respect of these.
Net loss was $122.7 million in 2024 compared to $118.7 million loss in 2023. The increase in net loss was primarily due to an impairment charge recognized in 2024 related to zanidatamab zovodotin and an increase in income tax expense, which was partially offset by lower research and development and general and administrative expenses.
As of December 31, 2024, we had $324.2 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $66.1 million in cash and cash equivalents and $258.1 million in marketable securities. Based on current operating plans, we expect our existing cash resources as of December 31, 2024, when combined with the assumed receipt of certain anticipated regulatory milestones, will enable us to fund planned operations into the second half of 2027.

About Zymeworks Inc.
Zymeworks is a global clinical-stage biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference in the lives of people impacted by difficult-to-treat conditions such as cancer, inflammation, and autoimmune disease. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz Pharmaceuticals), granting each exclusive rights to develop and commercialize zanidatamab in different territories. The U.S. FDA granted accelerated approval of Ziihera® (zanidatamab-hrii) 50mg/mL for injection for intravenous use for the treatment of adults with previously-treated, unresectable or metastatic HER2-positive (IHC 3+) second-line biliary tract cancer (BTC). Ziihera® is the first and only dual HER2-targeted bispecific antibody approved for HER2-positive BTC in the U.S. Zanidatamab is currently under regulatory review in the EU and China for second-line BTC and is being evaluated in multiple global clinical trials as a potential best-in-class treatment for patients with multiple HER2-expressing cancers. Zymeworks is rapidly advancing a robust pipeline of wholly-owned product candidates, leveraging its expertise in both antibody-drug conjugates and multispecific antibody therapeutics targeting novel pathways in areas of significant unmet medical need. Phase 1 studies for ZW171 and ZW191 are now actively recruiting with an investigational new drug application for ZW251 planned by mid-2025. In addition to Zymeworks’ pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; the timing and status of ongoing and future studies and the related data; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestones, to fund Zymeworks’ planned operations into the second half of 2027; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$31,031	$16,926	$76,304	$76,012
Operating expenses:
Research and development	37,063	25,524	134,621	143,619
General and administrative	16,185	14,823	61,506	70,446
Impairment on acquired in-process research and development assets	—	—	17,287	—
Total operating expenses	53,248	40,347	213,414	214,065
Loss from operations	(22,217)	(23,421)	(137,110)	(138,053)
Other income, net	4,426	4,217	20,499	18,811
Loss before income taxes	(17,791)	(19,204)	(116,611)	(119,242)
Income tax (expense) recovery	(5,715)	4,722	(6,084)	568
Net loss	$(23,506)	$(14,482)	$(122,695)	$(118,674)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of nil	(953)	1,695	(349)	56
Total other comprehensive (loss) income	(953)	1,695	(349)	56
Comprehensive loss	$(24,459)	$(12,787)	$(123,044)	$(118,618)

Net loss per common share:
Basic	$(0.31)	$(0.20)	$(1.62)	$(1.72)
Diluted	$(0.31)	$(0.20)	$(1.62)	$(1.72)
Weighted-average common stock outstanding:
Basic	74,660,703	70,829,828	75,846,681	68,863,010
Diluted	74,715,961	70,829,828	75,878,738	68,863,010

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	December 31, 2024	December 31, 2023

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$225,776	$374,327
Accounts receivable	55,815	19,477
Other current assets	18,860	19,122
Long-term marketable securities	98,428	81,930
Other long-term assets	64,212	86,024
Total assets	$463,091	$580,880

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$59,838	$45,992
Other current liabilities	28,456	9,771
Long-term liabilities	36,029	60,311
Total liabilities	124,323	116,074
Stockholders’ equity	338,768	464,806
Total liabilities and stockholders’ equity	$463,091	$580,880

Contacts:

Investor Inquiries:
Shrinal Inamdar
Senior Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Senior Director, Corporate Communications
(604) 678-1388
media@zymeworks.com